Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Constellium SE of our report dated March 18, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Constellium SE’s Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

May 16, 2024